Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 3rd Quarter 2022 Results
Denver, Colorado, October 28, 2022 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended September 30, 2022.

"The third quarter was a challenging quarter for us. Like others in the healthcare community, negative volume trends due to COVID and continued labor pressure impacted our financial performance more than expected." said Javier Rodriguez. "Despite this, I’m incredibly proud of the execution of our teams in a challenging operating environment and the unwavering focus of our frontline teammates on patient care. Looking ahead, I remain confident in our business and ability to leverage our end-to-end kidney care platform as a differentiated asset."

Financial and operating highlights for the quarter ended September 30, 2022:
•Consolidated revenues were $2.949 billion.
•Operating income was $312 million and adjusted operating income was $351 million.
•Diluted earnings per share was $1.13 and adjusted diluted earnings per share was $1.45.
•Operating cash flow and free cash flow were $711 million and $500 million, respectively.
•Repurchased 2.1 million shares of our common stock at an average cost of $87.10 per share.

	Three months ended		Nine months ended September 30,
	September 30, 2022	June 30, 2022	2022	2021
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$105	$225	$492	$791
Diluted per share	$1.13	$2.30	$5.07	$7.08
Adjusted net income(1)	$135	$229	$530	$800
Adjusted diluted per share(1)	$1.45	$2.35	$5.46	$7.17

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended				Nine months ended September 30,
	September 30, 2022		June 30, 2022		2022		2021
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$312	10.6%	$433	14.8%	$1,083	12.5%	$1,408	16.2%
Adjusted operating income(1)(2)	$351	11.9%	$439	15.0%	$1,133	13.0%	$1,420	16.4%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
(2)Adjusted operating income margin is adjusted operating income divided by consolidated revenues.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the third quarter of 2022 were 7,335,825, or an average of 92,859 treatments per day, representing a per day decrease of (0.4)% compared to the second quarter of 2022. Normalized non-acquired treatment growth in the third quarter of 2022 compared to the third quarter of 2021 was (2.1)%.

	Three months ended		Quarter change	Nine months ended		Year to date change
	September 30, 2022	June 30, 2022		September 30, 2022	September 30, 2021
	(dollars in millions, except per treatment data)
Revenue per treatment	$367.67	$365.54	$2.13	$364.89	$358.42	$6.47
Patient care costs per treatment	$255.86	$247.14	$8.72	$251.88	$239.24	$12.64
General and administrative	$297	$241	$56	$755	$684	$71
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily due to normal revenue fluctuations in the third quarter, increased hospital inpatient dialysis revenues and continued migration to Medicare Advantage plans. These increases were partially offset by unfavorable changes in government rates due to the reinstatement of 2% Medicare sequestration as of July 1, 2022, as well as a decrease in commercial mix. The year to date change was primarily driven by an increase in commercial mix and rate, an increase in the Medicare base rate in 2022, and the continued shift to Medicare Advantage plans, partially offset by the reinstatement of 1% Medicare sequestration in each of the second and third quarters of 2022.
Patient care costs: The quarter change was primarily due to increases in compensation expenses, health benefit expenses, medical supply costs, other direct operating expenses associated with our dialysis centers, as well as costs related to travel, professional fees and center closures, as described below. These increases were partially offset by decreases in insurance expense and pharmaceutical costs. The year to date change was primarily due to increases in compensation expenses, other direct operating expenses associated with our dialysis centers, including increases in utilities expense, insurance expenses, center closure costs, as described below, and travel expenses. In addition, our fixed other direct operating expenses negatively impacted patient care costs per treatment due to decreased treatments in 2022. These year to date increases were partially offset by decreases in pharmaceutical costs, health benefit expenses and professional fees.
General and administrative: The quarter change was primarily due to gains recognized in the second quarter of 2022 on the sale of our self-developed properties, increased closure costs, as described below, as well as increases in compensation expense, and contract wages due to the deployment of IT projects. Other drivers of the increase include increased professional fees and travel costs. The year to date change was primarily due to increases in advocacy costs to counter union policy efforts, compensation expenses, travel costs, and closure costs, as described below. These year to date increases were partially offset by the gains on sale, as described above, and decreases in professional fees and contributions to our charitable foundation.
Share repurchases: During the three months ended September 30, 2022, we repurchased 2.1 million shares of our common stock for $185 million, at an average cost of $87.10 per share.
Subsequent to September 30, 2022 through October 27, 2022, we did not repurchase any shares.

Financial and operating metrics:

	Three months ended September 30,		Twelve months ended September 30,
	2022	2021	2022	2021
Cash flow:	(dollars in millions)
Operating cash flow	$711	$567	$1,751	$1,886
Free cash flow(1)	$500	$358	$1,032	$1,054

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended September 30, 2022	Nine months ended September 30, 2022
Effective income tax rate on:
Income	20.5%	20.0%
Income attributable to DaVita Inc.(1)	28.7%	24.9%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
Center activity: As of September 30, 2022, we provided dialysis services to a total of approximately 243,800 patients at 3,128 outpatient dialysis centers, of which 2,776 centers were located in the United States and 352 centers were located in 11 countries outside of the United States. During the third quarter of 2022, we acquired five dialysis centers, opened a total of six new dialysis centers and closed 44 dialysis centers in the United States. We also acquired three dialysis centers, opened three dialysis centers and closed three dialysis centers outside of the United States during the third quarter of 2022.
Integrated kidney care (IKC): As of September 30, 2022, we had approximately 43,000 patients in risk-based integrated care arrangements representing approximately $3.3 billion in annualized medical spend. We also had an additional 12,000 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. See additional description of these metrics at Note 2.
Certain items impacting the quarter:
Closure costs. During the third quarter of 2022, we incurred higher than normal charges for center capacity closures. These closures are the result of a strategic review of our outpatient clinic capacity requirements and utilization, which have been impacted both by declines in our patient census in some markets due to the COVID-19 pandemic, as well as by our initiatives toward, and advances in, increasing the proportion of our home dialysis patients.
Our third quarter charges for U.S. dialysis center closures were approximately $40 million, which increased our patient care costs by $7 million, our general and administrative expenses by $12 million and our depreciation and amortization expense by $21 million. These capacity closures costs included net losses on assets retired, lease costs, asset impairments and accelerated depreciation and amortization.
Advocacy costs: During the three and nine months ended September 30, 2022, we incurred advocacy costs of approximately $28 million and $51 million respectively to counter union policy efforts, including a California ballot initiative. These costs are included in the U.S. dialysis segment's general and administrative expense.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. For example, the widespread impact of the COVID-19 pandemic continues to generate significant risk and uncertainty, and as a result, our future results could vary materially from the guidance provided below. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These non-GAAP financial measures do not include certain items, including capacity closure charges and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	Current 2022 guidance		Prior 2022 guidance
	Low	High	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$1,375	$1,450	$1,525	$1,675
Adjusted diluted net income per share attributable to DaVita Inc.	$6.20	$6.70	$7.50	$8.50
Free cash flow	$800	$1,000	$850	$1,100
Key drivers of 2023 adjusted operating income growth(1):

(dollars in millions)
Absence of ballot initiative expenses	$60
Integrated Kidney Care	($25) - $0
Treatment volume growth	($200) - $0
Revenue per treatment growth	$200 - $250
Labor pressure and inflation	($300) - ($250)
Cost savings initiatives	$125 - $175

2023 Adjusted operating income growth	($50) - $150

(1)    Adjusted operating income growth outlook relative to 2022 adjusted operating income outlook, excluding certain items in both periods.
We will be holding a conference call to discuss our results for the third quarter ended September 30, 2022, on October 28, 2022, at 8:30 a.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password 'Earnings'. This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, DaVita's response to and the expected future impacts of the coronavirus (COVID-19), including statements about our balance sheet and liquidity, our expenses and expense offsets, revenues, billings and collections, availability or cost of supplies, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, the availability, acceptance, impact, administration and efficacy of COVID-19 vaccines, treatments and therapies, the continuing impact on the U.S. and global economies, labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, expenses, strategic initiatives, government and commercial payment rates, expectations related to value-based care, integrated kidney care, and Medicare Advantage plan enrollment and our ongoing stock repurchase program, and statements related to our guidance and expectations for future periods and the assumptions underlying any such projections. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•the continuing impact of the dynamic and evolving COVID-19 pandemic, including, among other things, on our patients, teammates, physician partners, suppliers, business, operations, reputation, financial condition and results of operations; the government's response to the COVID-19 pandemic, including, among other things, federal, state and local vaccine mandates or surveillance testing requirements and the extent to which they may ultimately be applicable to us; the pandemic's continuing impact on the U.S. and global economies, labor market conditions, interest rates, inflation and evolving monetary policies; the availability, acceptance, impact and efficacy of COVID-19 vaccines, treatments and therapies; further spread or resurgence of the virus, including as a result of the emergence of new strains of the virus; the continuing impact of the pandemic on our revenues and non-acquired growth due to lower treatment volumes; COVID-19's impact on the chronic kidney disease (CKD) population and our patient population including on the mortality of these patients, among other things; any potential negative impact on our commercial mix or the number of our patients covered by commercial insurance plans; continued increased COVID-19-related costs; our ability to successfully implement cost savings initiatives; supply chain challenges and disruptions; and elevated teammate turnover and training costs and higher salary and wage expense, including, among other things, increased contract wages, driven in part by persisting labor market conditions and a high demand for our clinical personnel, any of which may also have the effect of heightening many of the other risks and uncertainties discussed below, and in many cases, the impact of the pandemic and the aforementioned global economic conditions on our business may persist after the pandemic subsides;
•the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in or that select higher-paying commercial plans, including for example Medicare Advantage plans or other material impacts to our business or operations; or our making incorrect assumptions about how our patients will respond to any such developments;
•risks arising from potential changes in laws, regulations or requirements applicable to us, such as potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including, without limitation, those related to healthcare and/or labor matters, such as the Dialysis Clinic Requirements Initiative in California, which is scheduled to be voted on in November 2022 and AB 290 in California;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under such plans, including, without limitation, as a result of restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, or as a result of our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations; as a result of payors' implementing restrictive plan designs, including, without limitation, actions taken in response to the U.S. Supreme Court’s decision in Marietta Memorial Hospital Employee Health Benefit Plan, et al. v. DaVita Inc. et al. ("Marietta"); how and whether regulators and legislators will respond to the Marietta decision including, without limitation, whether they will issue regulatory guidance or adopt new legislation; how courts will interpret other anti-discriminatory provisions that may apply to restrictive plan designs; whether there could be other potential negative impacts of the Marietta decision; and the timing of each of these items;
•our ability to attract, retain and motivate teammates and our ability to manage operating cost increases or productivity decreases whether due to union organizing activities, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, or other reasons;
•U.S. and global economic and marketplace conditions, interest rates, inflation, unemployment, labor market conditions, and evolving monetary policies, and our ability to respond to these changing conditions, including among other things our ability to successfully identify cost savings opportunities and to implement cost savings initiatives such as ongoing initiatives that increase our use of third party service providers to perform certain activities, initiatives that relate to clinic optimization and capacity utilization improvement, and procurement opportunities, among other things;
•our ability to successfully implement our strategies with respect to integrated kidney care and value-based care initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment, including, among other things, maintaining our existing business; meeting growth expectations; recovering our investments; entering into agreements with payors, third party vendors and others on terms that are competitive and, as appropriate, prove actuarially sound; structuring operations, agreements and arrangements to comply with evolving rules and regulations; finding, training and retaining appropriate staff; and further developing our integrated care and other capabilities to provide competitive programs at scale;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the Medicare Advantage benchmark structure;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as our continued compliance with complex, and at times, evolving government regulations and requirements;
•the impact of the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the Affordable Care Act, the exchanges and many other core aspects of the current healthcare marketplace, as well as the composition of the U.S. Supreme Court and the current presidential administration and congressional majority;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to hypoxia inducible factors, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives introduced by the government or private sector that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete acquisitions, mergers, dispositions, joint ventures or other strategic transactions that we might announce or be considering, on terms favorable to us or at all, or to successfully integrate any acquired businesses, or to successfully operate any acquired businesses, joint ventures or other strategic transactions, or to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•continued increased competition from dialysis providers and others, and other potential marketplace changes, including without limitation increased investment in and availability of funding to new entrants in the dialysis and pre-dialysis marketplace;
•the variability of our cash flows, including without limitation any extended billing or collections cycles; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as our use of a considerable amount of available funds to repurchase stock;
•risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;
•impairment of our goodwill, investments or other assets;
•our aspirations, goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; the availability of suppliers that can meet our sustainability standards; and our ability to recruit, develop and retain diverse talent in our labor markets; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Dialysis patient service revenues	$2,846,494	$2,837,940	$8,372,874	$8,370,484
Other revenues	102,200	100,379	320,132	304,346
Total revenues	2,948,694	2,938,319	8,693,006	8,674,830
Operating expenses:
Patient care costs	2,085,555	2,008,589	6,120,872	5,912,196
General and administrative	365,447	293,095	975,486	872,612
Depreciation and amortization	194,414	170,462	538,534	505,852
Equity investment income, net	(8,509)	(8,704)	(24,696)	(23,785)
Total operating expenses	2,636,907	2,463,442	7,610,196	7,266,875
Operating income	311,787	474,877	1,082,810	1,407,955
Debt expense	(99,680)	(72,829)	(256,057)	(213,167)
Other (loss) income, net	(4,898)	(7,590)	(7,968)	8,766
Income before income taxes	207,209	394,458	818,785	1,203,554
Income tax expense	42,515	74,704	163,757	241,224
Net income	164,694	319,754	655,028	962,330
Less: Net income attributable to noncontrolling interests	(59,328)	(60,000)	(162,731)	(171,353)
Net income attributable to DaVita Inc.	$105,366	$259,754	$492,297	$790,977

Earnings per share attributable to DaVita Inc.:
Basic net income	$1.16	$2.48	$5.24	$7.41
Diluted net income	$1.13	$2.36	$5.07	$7.08

Weighted average shares for earnings per share:
Basic shares	91,160	104,793	93,959	106,685
Diluted shares	93,263	109,838	97,153	111,666

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net income	$164,694	$319,754	$655,028	$962,330
Other comprehensive (loss) income, net of tax:
Unrealized gains (losses) on interest rate cap agreements:
Unrealized gains (losses)	41,312	(357)	95,660	2,466
Reclassifications of net realized losses into net income	1,033	1,034	3,100	3,100
Unrealized losses on foreign currency translation:	(66,100)	(54,528)	(95,064)	(59,162)
Other comprehensive (loss) income	(23,755)	(53,851)	3,696	(53,596)
Total comprehensive income	140,939	265,903	658,724	908,734
Less: Comprehensive income attributable to noncontrolling interests	(59,328)	(60,000)	(162,731)	(171,353)
Comprehensive income attributable to DaVita Inc.	$81,611	$205,903	$495,993	$737,381

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited)
(dollars in thousands)

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$655,028	$962,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	538,534	505,852
Stock-based compensation expense	77,904	75,898
Deferred income taxes	(35,637)	56,724
Equity investment income, net	(417)	(1,687)
Other non-cash charges, net	16,035	13,418
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(135,632)	(205,792)
Inventories	347	(2,490)
Other receivables and prepaid and other current assets	43,392	144,967
Other long-term assets	(49,326)	(19,663)
Accounts payable	38,870	(47,412)
Accrued compensation and benefits	35,491	(7,176)
Other current liabilities	87,248	(87,842)
Income taxes	(37,770)	22,609
Other long-term liabilities	(13,219)	(8,748)
Net cash provided by operating activities	1,220,848	1,400,988
Cash flows from investing activities:
Additions of property and equipment	(409,391)	(451,909)
Acquisitions	(43,811)	(45,143)
Proceeds from asset and business sales	116,088	46,578
Purchase of debt investments held-to-maturity	(94,602)	(13,274)
Purchase of other debt and equity investments	(3,322)	(2,609)
Proceeds from debt investments held-to-maturity	40,660	13,274
Proceeds from sale of other debt and equity investments	3,763	11,976
Other	(782)	(745)
Purchase of equity method investments	(28,176)	(7,925)
Distributions from equity method investments	2,490	1,592
Net cash used in investing activities	(417,083)	(448,185)
Cash flows from financing activities:
Borrowings	1,705,913	1,613,036
Payments on long-term debt	(1,557,358)	(812,659)
Deferred financing and debt redemption costs	—	(9,091)
Purchase of treasury stock	(802,228)	(882,411)
Distributions to noncontrolling interests	(188,592)	(177,146)
Net payments related to stock purchases and awards	(42,248)	(59,849)
Contributions from noncontrolling interests	11,382	28,295
Proceeds from sales of additional noncontrolling interests	3,673	2,880
Purchases of noncontrolling interests	(20,770)	(11,658)
Net cash used in financing activities	(890,228)	(308,603)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6,283)	(7,381)
Net (decrease) increase in cash, cash equivalents and restricted cash	(92,746)	636,819
Cash, cash equivalents and restricted cash at beginning of the year	554,960	501,790
Cash, cash equivalents and restricted cash at end of the period	$462,214	$1,138,609

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$367,510	$461,900
Restricted cash and equivalents	94,704	93,060
Short-term investments	74,305	22,310
Accounts receivable	2,089,017	1,957,583
Inventories	106,845	107,428
Other receivables	392,851	427,321
Prepaid and other current assets	65,807	72,517
Income tax receivable	11,403	25,604
Total current assets	3,202,442	3,167,723
Property and equipment, net of accumulated depreciation of $5,114,579 and $4,763,135, respectively	3,240,310	3,479,972
Operating lease right-of-use assets	2,721,888	2,824,787
Intangible assets, net of accumulated amortization of $46,907 and $60,730, respectively	179,715	177,693
Equity method and other investments	243,554	238,881
Long-term investments	43,535	49,514
Other long-term assets	307,713	136,677
Goodwill	7,022,642	7,046,241
	$16,961,799	$17,121,488
LIABILITIES AND EQUITY
Accounts payable	$417,139	$402,049
Other liabilities	796,200	709,345
Accrued compensation and benefits	702,877	659,960
Current portion of operating lease liabilities	396,880	394,357
Current portion of long-term debt	214,254	179,030
Income tax payable	10,059	53,792
Total current liabilities	2,537,409	2,398,533
Long-term operating lease liabilities	2,558,355	2,672,713
Long-term debt	8,867,187	8,729,150
Other long-term liabilities	106,895	119,158
Deferred income taxes	819,073	830,954
Total liabilities	14,888,919	14,750,508
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,370,753	1,434,832
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 98,199 and 90,104 shares issued and outstanding at September 30, 2022, respectively, and 97,289 shares issued and outstanding at December 31, 2021)	98	97
Additional paid-in capital	609,345	540,321
Retained earnings	846,634	354,337
Treasury stock (8,095 and zero shares, respectively)	(787,854)	—
Accumulated other comprehensive loss	(135,551)	(139,247)
Total DaVita Inc. shareholders' equity	532,672	755,508
Noncontrolling interests not subject to put provisions	169,455	180,640
Total equity	702,127	936,148
	$16,961,799	$17,121,488

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Nine months ended September 30, 2022
	September 30, 2022	June 30, 2022
1. Consolidated business metrics:
Operating margin	10.6%	14.8%	12.5%
Adjusted operating margin excluding certain items(1)(2)	11.9%	15.0%	13.0%
General and administrative expenses as a percent of consolidated revenues(3)	12.4%	10.8%	11.2%
Effective income tax rate on income	20.5%	18.4%	20.0%
Effective income tax rate on income attributable to DaVita Inc.(1)	28.7%	22.1%	24.9%
Effective income tax rate on adjusted income attributable to DaVita Inc.(1)	27.9%	22.2%	24.9%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,703	$2,663	$7,942
Other—Ancillary services
Integrated kidney care	87	103	276
Other U.S. ancillary	7	5	17
International dialysis patient service and other	175	175	523
	268	283	816
Eliminations	(23)	(19)	(65)
Total consolidated revenues	$2,949	$2,927	$8,693
Operating income (loss):
U.S. dialysis	$351	$473	$1,231
Other—Ancillary services
Integrated kidney care	(32)	(21)	(90)
Other U.S. ancillary	(2)	(2)	(8)
International(4)	18	15	41
	(15)	(9)	(57)
Corporate administrative support expenses	(24)	(31)	(91)
Total consolidated operating income	$312	$433	$1,083

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Nine months ended September 30, 2022
	September 30, 2022	June 30, 2022
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,697	$2,657	$7,923
Other revenues	6	6	18
Total operating revenues	2,703	2,663	7,942
Operating expenses:
Patient care costs	1,877	1,796	5,469
General and administrative	297	241	755
Depreciation and amortization	185	161	507
Equity investment income	(7)	(7)	(21)
Total operating expenses	2,352	2,190	6,711
Segment operating income	$351	$473	$1,231
Reconciliation for non-GAAP measure:
Closure charges	40	6	50
Adjusted segment operating income(1)	$391	$479	$1,281
Metrics
Volume:
Treatments	7,335,825	7,269,160	21,714,773
Number of treatment days	79.0	78.0	234.0
Average treatments per day	92,859	93,194	92,798
Per day year-over-year decrease	(1.7)%	(1.9)%	(2.0)%
Normalized year-over-year non-acquired treatment growth(5)	(2.1)%	(1.9)%
Operating net revenues:
Average patient service revenue per treatment	$367.67	$365.54	$364.89
Expenses:
Patient care costs per treatment	$255.86	$247.14	$251.88
General and administrative expenses per treatment	$40.52	$33.11	$34.76
Depreciation and amortization expense per treatment	$25.18	$22.10	$23.36
Accounts receivable:
Receivables	$1,886	$1,870
DSO	65	65

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Nine months ended September 30, 2022
	September 30, 2022	June 30, 2022
4. Cash flow:
Operating cash flow	$711	$188	$1,221
Operating cash flow, last twelve months	$1,751	$1,607
Free cash flow(1)	$500	$95	$742
Free cash flow, last twelve months(1)	$1,032	$890
Capital expenditures:
Routine maintenance/IT/other	$104	$96	$284
Development and relocations	$40	$46	$125
Acquisition expenditures	$34	$4	$44
Proceeds from sale of self-developed properties	$1	$98	$107

5. Debt and capital structure:
Total debt(6)	$9,129	$9,313
Net debt, net of cash and cash equivalents(6)	$8,761	$9,050
Leverage ratio(7)	3.89x	3.80x
Weighted average effective interest rate:
During the quarter	4.28%	3.68%
At end of the quarter	4.39%	4.10%
On the senior secured credit facilities at end of the quarter	4.34%	3.77%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	50%	50%
Debt with rates fixed by its terms or capped by cap agreements	89%	87%
Amount spent on share repurchases	$185	$370	$788
Number of shares repurchased	2,122	3,869	8,095
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules.
(2)Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(3)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(4)The reported operating income for the three months ended September 30, 2022 and June 30, 2022 and the nine months ended September 30, 2022 includes foreign currency gains embedded in equity method income recognized from our Asia Pacific joint venture of approximately $2.3, $2.1 and $4.7, respectively.
(5)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(6)The debt amounts as of September 30, 2022 and June 30, 2022 presented exclude approximately $47.5 and $50.6, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(7)See Note 1: Calculation of the Leverage Ratio on page 14.

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA-continued
(unaudited)
(dollars in millions)
Note 1: Calculation of the Leverage Ratio
Under our senior secured credit facilities (the Credit Agreement) dated August 12, 2019, the leverage ratio is defined as (a) all funded debt plus the face amount of all letters of credit issued, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A and revolving line of credit under the Credit Agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The calculation below is based on the last twelve months of "Consolidated EBITDA," as of the end of the reported period and pro forma for acquisitions or divestitures that occurred during the period, and "Consolidated net debt" at the end of the reported period, each as defined in the Credit Agreement. The Company’s management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company’s leverage ratio under its Credit Agreement. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	September 30, 2022	June 30, 2022
Net income attributable to DaVita Inc.	$680	$834
Income taxes	229	261
Interest expense	301	275
Depreciation and amortization	713	689
Noncontrolling interests and equity investment income, net	225	225
Stock-settled stock-based compensation	104	100
Other	11	(4)
"Consolidated EBITDA"	$2,263	$2,382

	September 30, 2022	June 30, 2022
Total debt, excluding debt discount and other deferred financing costs(1)	$9,129	$9,313
Letters of credit issued	108	108
	9,237	9,421
Less: Cash and cash equivalents including short-term investments(2)	(439)	(360)
Consolidated net debt	$8,798	$9,061
Last twelve months "Consolidated EBITDA"	$2,263	$2,382
Leverage ratio	3.89x	3.80x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of September 30, 2022 and June 30, 2022 presented exclude approximately $47.5 and $50.6, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
INTEGRATED CARE METRICS
(unaudited)
Note 2:    Integrated Care Metrics
Our integrated kidney care (IKC) business is party to a variety of risk-based integrated care and disease management arrangements, including value-based care (VBC) contracts under which we assume full or shared financial risk for the total medical cost of care for patients below or above a benchmark.
The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as its special needs plans), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss on for VBC arrangements under which third-party medical costs are not included in our reported results. This metric is an annualization of our estimate of this amount for the most recent quarter.
A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income measures, the term "adjusted" refers to operating performance measures that exclude certain items such as impairment charges, (gain) loss on ownership changes, capacity closure charges, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities. Note that the non-GAAP measures presented for prior periods below have been conformed to the non-GAAP measures presented for the current period.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following Notes 3 through 6 provide reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
(dollars in millions, except per share data)

Note 3:    Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.

	Three months ended					Nine months ended
	September 30, 2022			June 30, 2022		September 30, 2022		September 30, 2021
	Dollars		Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income attributable to DaVita Inc.	$105		$1.13	$225	$2.30	$492	$5.07	$791	$7.08
Closure charges impacting:
Patient care costs	7		0.07	5	0.05	15	0.16	1	0.01
General and administrative	12		0.13	—	—	14	0.15	3	0.03
Depreciation and amortization	21		0.22	1	0.01	22	0.22	8	0.07
Total closure charges	40		0.42	6	0.06	50	0.52	12	0.11
Related income tax	(10)	$(8)	(0.11)	(2)	(0.02)	(13)	(0.13)	(3)	(0.03)
Adjusted net income attributable to DaVita Inc.	$135		$1.45	$229	$2.35	$530	$5.46	$800	$7.17
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

Note 4:    Adjusted operating income

	Three months ended		Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2022	September 30, 2021
Consolidated:
Operating income	$312	$433	$1,083	$1,408
Closure charges impacting:
Patient care costs	7	5	15	1
General and administrative	12	—	14	3
Depreciation and amortization	21	1	22	8
Total closure charges	40	6	50	12
Adjusted operating income	$351	$439	$1,133	$1,420

	Three months ended		Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2022	September 30, 2021
Consolidated:
U.S. dialysis:
Segment operating income	$351	$473	$1,231	$1,524
Closure charges	40	6	50	12
Adjusted U.S. dialysis operating income	391	479	1,281	1,536
Other - Ancillary services:
U.S.
Integrated kidney care	(32)	(21)	(90)	(72)
Other U.S. ancillary	(2)	(2)	(8)	—
Segment operating loss	(34)	(24)	(98)	(73)
International
Segment operating income	18	15	41	36
Other - Ancillary services operating loss	(15)	(9)	(57)	(37)
Corporate administrative support expenses:
Segment expenses	(24)	(31)	(91)	(79)
Adjusted operating income	$351	$439	$1,133	$1,420
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions)
Note 5:    Effective income tax rates on income attributable to DaVita Inc.

	Three months ended		Nine months ended September 30, 2022
	September 30, 2022	June 30, 2022
Income before income taxes	$207	$349	$819
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(59)	(60)	(163)
Income before income taxes attributable to DaVita Inc.	$148	$289	$655

Income tax expense	$43	$64	$164
Income tax attributable to noncontrolling interests	—	—	(1)
Income tax expense attributable to DaVita Inc.	$42	$64	$163

Effective income tax rate on income attributable to DaVita Inc.	28.7%	22.1%	24.9%
The effective income tax rate on adjusted income attributable to DaVita Inc. is computed as follows:

	Three months ended		Nine months ended September 30, 2022
	September 30, 2022	June 30, 2022
Income from continuing operations before income taxes	$207	$349	$819
Closure charges impacting:
Patient care costs	7	5	15
General and administrative	12	—	14
Depreciation and amortization	21	1	22
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(59)	(60)	(163)
Adjusted income from continuing operations before income taxes attributable to DaVita Inc.	$187	$295	$706
Income tax expense	$43	$64	$164
Plus income tax related to:
Closure charges impacting:
Patient care costs	2	1	4
General and administrative	3	—	3
Depreciation and amortization	5	—	5
Less income tax related to:
Noncontrolling interests	—	—	(1)
Income tax on adjusted income from continuing operations attributable to DaVita Inc.	$52	$65	$176
Effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc.	27.9%	22.2%	24.9%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

Note 6:    Free cash flow

	Three months ended			Nine months ended September 30, 2022
	September 30, 2022	June 30, 2022	September 30, 2021
Net cash provided by operating activities	$711	$188	$567	$1,221
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(70)	(53)	(78)	(189)
Contributions from noncontrolling interests	2	4	12	11
Expenditures for routine maintenance and information technology	(104)	(96)	(108)	(284)
Expenditures for development and relocations	(40)	(46)	(50)	(125)
Proceeds from sale of self-developed properties	1	98	14	107
Free cash flow	$500	$95	$358	$742

	Twelve months ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net cash provided by operating activities	$1,751	$1,607	$1,886
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(255)	(263)	(251)
Contributions from noncontrolling interests	15	25	38
Expenditures for routine maintenance and information technology	(416)	(421)	(449)
Expenditures for development and relocations	(182)	(192)	(227)
Proceeds from sale of self-developed properties	120	133	57
Free cash flow	$1,032	$890	$1,054
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.